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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of IHS Inc. for the registration of shares of its Class A common stock and to the incorporation by reference therein of our reports dated January 23, 2012 (except for Note 19, as to which the date is February 8, 2012) with respect to the consolidated financial statements of IHS Inc., and our report dated January 23, 2012 with respect to the effectiveness of internal control over financial reporting of IHS Inc. included in its Annual Report (Form 10-K, as amended) for the year ended November 30, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

June 18, 2012

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  Exhibit 23.1